News Release
Contacts:
Media Relations
Scott Sloat
240-855-0164
scott.sloat@sprint.com

Investor Relations
Brad Hampton
800-259-3755
investor.relations@sprint.com

SPRINT NEXTEL REPORTS
FOURTH QUARTER AND FULL YEAR 2011 RESULTS

•	Quarterly year-over-year Sprint platform postpaid ARPU growth of $3.69 is the best on record in the industry

•	Largest sequential increase in net operating revenues in more than five years

•	Sprint serves more than 55 million customers - highest level ever

◦	1.6 million total net subscriber additions in the quarter - best since 2005

◦	539,000 postpaid net additions on the Sprint platform in the quarter

•	Strong iPhone sales - 40 percent to new customers

•	Network Vision on schedule and on budget; six major cities to launch 4G LTE by mid-year with the addition of Kansas City and Baltimore

•	Adjusted OIBDA* of $842 million and the first year of Operating Income since 2006

The company's fourth quarter 2011 earnings conference call will be held at 8 a.m. ET today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 40556064 or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. - Feb. 8, 2012 - Sprint Nextel Corp. (NYSE: S) today reported Adjusted OIBDA* of $842 million for the fourth quarter and nearly $5.1 billion for the full year 2011. Wireless service revenues for the fourth quarter increased more than 7 percent year-over-year, driven by Sprint platform postpaid ARPU growth of $3.69 - the largest year-over-year increase on record across the U.S. wireless industry. Strong revenue growth and cost management partially offset the impact of increased equipment net subsidies and sales expense associated with the successful launch of the iPhone®. Forty percent of Sprint's 1.8 million iPhone sales in the fourth quarter were to new customers. Based on internal estimates, including incremental costs associated with iPhone sales, the combined impact of iPhone and Network Vision costs reduced fourth quarter Adjusted OIBDA* margin, which was 10.8 percent, by approximately 8.8 percentage points.

The company reported total net subscriber additions of 1.6 million during the fourth quarter of 2011 - the best quarterly result in six years - bringing total ending subscribers to the highest level in the company's history. Total postpaid net additions of 161,000 for the fourth quarter represent the tenth consecutive quarter of year-over-year improvement and were driven by continued strength of the Sprint platform, which had net postpaid additions of 539,000. This is the seventh consecutive quarter of net postpaid subscriber growth on the Sprint platform.

“Our strong fourth quarter performance illustrates the power of matching iconic devices like the iPhone with our simple, unlimited plans and industry-leading customer experience,” said Dan Hesse, Sprint CEO. “During the past year, Sprint added more than 5 million net new customers and grew wireless service revenue by more than 5 percent, including 17 percent for the Sprint platform. This momentum gives us confidence as we execute our Network Vision upgrade and 4G LTE roll-out."

The company continued to rapidly grow the number of prepaid and wholesale and affiliate subscribers in the fourth quarter. Prepaid net additions were 507,000 bringing total prepaid subscribers to nearly 14.8 million at the end of 2011, an increase of 20 percent since the end of 2010. Net additions of 954,000 for wholesale and affiliates in the fourth quarter were the highest in seven years.

Additionally, the company reported a net loss of $1.3 billion and a diluted loss of $.43 per share for the quarter, which includes pre-tax, non-cash charges of $241 million, or $.08 per share, consisting of asset and impairment charges of $78 million on property, plant and equipment, $135 million on Sprint's investment in Clearwire and $28 million in severance costs.

Sprint's Network Vision initiative remains on schedule and on budget. In the fourth quarter, the company completed field integration testing and launched the first multi-mode base station and first cluster of cell sites, validating improved 3G data performance metrics, such as voice quality, call drops and blocks and improved data speeds. The company expects to bring approximately 12,000 sites on air by the end of 2012 and to complete the majority of its Network Vision roll-out in 2013. In addition, as part of Network Vision Sprint has announced it expects to begin launching 4G LTE by mid-year 2012. In addition to Houston, Dallas, San Antonio and Atlanta, Sprint today announced Kansas City and Baltimore will be among the initial six major cities to launch.

The company also raised a substantial portion of the additional cash needed to fund the Network Vision deployment, debt maturities and working capital requirements over the next few years. During the fourth quarter, Sprint raised additional financing of $4 billion and repaid all 2012 maturities prior to scheduled maturity. Sprint's next scheduled debt maturities include $300 million due in May 2013 and $1.5 billion due in October 2013.

Sprint generated $257 million of Free Cash Flow* in the quarter. As of Dec. 31, 2011, the company's total liquidity was approximately $6.7 billion, consisting of $5.6 billion in cash, cash equivalents and short-term investments and $1.1 billion of undrawn borrowing capacity available under its revolving bank credit facility.

In 2011, Sprint's Customer Satisfaction and First Call Resolution scores improved year-over-year for the fourth consecutive year and third parties continued to affirm Sprint's customer experience leadership. In the fourth quarter, Frost & Sullivan awarded Sprint the North American Customer Value Enhancement of the Year Award in the Machine-to-Machine (M2M) Communications market, and Analysys Mason gave Sprint the highest M2M scorecard ranking among North American-based communications service providers. Last month, Sprint received the ATLANTIC ACM Best-in-Class Network Award for Global Wholesale Excellence. Kiplinger's Personal Finance Magazine's annual 2011 Best of Everything list awarded top honors to Sprint's unlimited data plan, no annual contract offerings from Boost Mobile and payLo by Virgin Mobile. Last week, Virgin Mobile USA received the highest ranking in the J.D. Power and Associates 2012 Wireless Customer Care Non-Contract Study - Volume 1, with Boost placing second. Sprint's sustainable efforts also continued to gather accolades. Following Sprint's third place ranking among U.S. companies on Newsweek's 2011 Green Rankings in October, Sprint joined the exclusive World Wildlife Fund's Climate Savers Program - one of only 27 global partners selected since 1999.

Besides adding the iPhone 4 and iPhone 4s to the company's industry-leading line-up of devices, Sprint also launched several other innovative products during the fourth quarter including HTC EVO Design 4G™, the company's 25th 4G device. Sprint also launched the first three Sprint Direct Connect® phones, Kyocera DuraMax, Kyocera DuraCore and Motorola Admiral™, the first Sprint Direct Connect Android™ smartphone. Earlier this year, Sprint announced the initial group of devices that will operate on its 4G LTE network: Galaxy Nexus™, LG Viper™ 4G LTE with eco-friendly features and Sierra Wireless™ Tri-Network Hotspot. Also during the fourth quarter, Sprint unveiled a redesigned website for business, www.sprint.com/business, launched 4G Fixed Business Access, a business solution that turns any area into an instant office, and collaborated on M2M solutions including wireless kiosks to capture health and wellness information remotely.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter To Date			Year To Date
Financial Data	December 31, 2011	December 31, 2010	% r	December 31, 2011	December 31, 2010	% r
Net operating revenues	$8,722	$8,301	5%	$33,679	$32,563	3%
Adjusted OIBDA*	$842	$1,315	(36) %	$5,072	$5,633	(10) %
Adjusted OIBDA margin*	10.8%	17.6%		16.5%	18.9%
Operating (loss) income	$(438)	$(139)	NM	$108	$(595)	NM
Net loss (1)	$(1,303)	$(929)	(40) %	$(2,890)	$(3,465)	17%
Diluted loss per common share (1)	$(0.43)	$(0.31)	(39) %	$(0.96)	$(1.16)	17%
Capital Expenditures (2)	$900	$608	48%	$2,855	$1,926	48%
Free Cash Flow*	$257	$913	(72) %	$429	$2,512	(83) %

•
Consolidated net operating revenues of $8.7 billion for the quarter were 5 percent higher than in the fourth quarter of 2010 and the third quarter of 2011. The quarterly year-over-year and sequential improvements were primarily due to higher wireless service and equipment revenue offset by a reduction in wireline revenue.

•
Adjusted OIBDA* was $842 million for the quarter, compared to $1.3 billion for the fourth quarter of 2010 and $1.4 billion in the third quarter of 2011. The quarterly year-over-year decline in Adjusted OIBDA* was primarily due to higher equipment net subsidy and sales expense, higher wireless cost of service and lower wireline revenues, partially offset by higher postpaid and prepaid wireless service revenues. Sequentially, quarterly Adjusted OIBDA* declined primarily as a result of higher equipment net subsidy and sales expense, partially offset by higher postpaid wireless service revenues and lower wireless cost of service. Based on internal estimates, including incremental costs associated with iPhone sales, the combined impact of iPhone and Network Vision costs reduced fourth quarter Adjusted OIBDA* of $842 million by approximately $684 million.

•
Capital expenditures(2), excluding capitalized interest of $109 million, were $900 million in the quarter, compared to $608 million in the fourth quarter of 2010 and $760 million in the third quarter of 2011. Wireless capital expenditures were $774 million in the fourth quarter of 2011, compared to $473 million in the fourth quarter of 2010 and $647 million in the third quarter of 2011. During the quarter, the company invested in data capacity as well as approximately $370 million for our Network Vision plan. Wireline capital expenditures were $34 million in the fourth quarter of 2011, compared to $67 million in the fourth quarter of 2010 and $36 million in the third quarter of 2011. Corporate capital expenditures were $92 million in the fourth quarter of 2011, compared to $68 million in the fourth quarter of 2010 and $77 million in the third quarter of 2011, primarily related to IT infrastructure to support our Wireless and Wireline businesses.

•
Free Cash Flow* was $257 million for the quarter, compared to $913 million for the fourth quarter of 2010 and negative $273 million for the third quarter of 2011. Free Cash Flow* was reduced on a year-over-year basis primarily due to a reduction in cash flows from operations and higher capital expenditures offset by a one-time reimbursement of $135 million related to FCC licenses. Sequentially, quarterly Free Cash Flow* improved primarily as a result of favorable working capital changes and a one-time reimbursement of $135 million related to FCC licenses.

WIRELESS RESULTS

Wireless Customers

•
The company served more than 55 million customers at the end of the fourth quarter of 2011. This includes 33 million postpaid subscribers (28.7 million on the Sprint platform and 4.3 million on the Nextel platform), 14.8 million prepaid subscribers (12.8 million on the Sprint platform and 2 million on the Nextel platform) and approximately 7.2 million wholesale and affiliate subscribers, all of whom utilize the Sprint platform.

•
For the quarter, the company added 1.6 million net wireless customers, including net additions of 668,000 retail subscribers and net additions of 954,000 wholesale and affiliate subscribers as a result of growth in MVNOs reselling prepaid services.

•	The company gained approximately 161,000 net postpaid subscribers during the quarter compared to a gain of 58,000 in the fourth quarter of 2010.

•	The Sprint platform added approximately 539,000 net postpaid customers during the quarter. The Nextel platform lost 378,000 net postpaid customers in the quarter.

•
The company added 507,000 net prepaid subscribers during the quarter, which includes net additions of 899,000 prepaid Sprint platform customers, offset by losses of 392,000 net prepaid Nextel platform customers.

•	The credit quality of Sprint's end-of-period postpaid customers was approximately 82 percent prime as compared to approximately 83 percent prime at the end of the third quarter of 2011.

Wireless Churn

•
For the quarter, Sprint reported postpaid churn of 1.98 percent, compared to 1.86 percent for the year-ago period and 1.91 percent for the third quarter of 2011. Quarterly postpaid churn increased year-over-year and sequentially due to higher involuntary deactivations which occur when Sprint disconnects a customer due to lack of payment or violations of terms and conditions. This is a temporary increase, the majority of which was associated with pricing actions taken primarily through indirect channels. We tightened our credit standards during the third and fourth quarters to stem further impacts of these types of promotional activities.

•
Approximately 9 percent of postpaid customers upgraded their handsets during the fourth quarter. Upgrades as a percentage of our subscriber base increased sequentially, likely due to the iPhone launch and customers' expectations of the launch, which depressed third quarter upgrades.

•
Prepaid churn for the fourth quarter was 3.68 percent, compared to 4.93 percent for the year-ago period and 4.07 percent for the third quarter of 2011. The quarterly year-over-year and sequential improvements in prepaid churn were primarily a result of improvements in the Virgin Mobile and Boost brands, and growth in the number of Assurance Wireless customers, who on average have lower churn than the remainder of our prepaid subscriber base.

TABLE NO. 2 Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net Additions (Losses) (in thousands)
Sprint platform:
Postpaid (a)	539	265	453	1,283	734
Prepaid (b)	899	839	1,414	4,293	3,615
Wholesale and affiliate	954	835	393	2,697	994
Total Sprint platform	2,392	1,939	2,260	8,273	5,343
Nextel platform:
Postpaid (a)	(378)	(309)	(395)	(1,381)	(1,589)
Prepaid (b)	(392)	(354)	(768)	(1,781)	(1,977)
Total Nextel platform	(770)	(663)	(1,163)	(3,162)	(3,566)

Total retail postpaid net additions (losses)	161	(44)	58	(98)	(855)
Total retail prepaid net additions	507	485	646	2,512	1,638
Total wholesale and affiliate net additions	954	835	393	2,697	994
Total Wireless Net Additions	1,622	1,276	1,097	5,111	1,777

End of Period Subscribers (in thousands)
Sprint platform:
Postpaid (a)	28,729	28,190	27,446	28,729	27,446
Prepaid (b),(c)	12,828	11,929	8,535	12,828	8,535
Wholesale and affiliate (c)	7,218	6,264	4,521	7,218	4,521
Total Sprint platform	48,775	46,383	40,502	48,775	40,502
Nextel platform:
Postpaid (a)	4,285	4,663	5,666	4,285	5,666
Prepaid (b)	1,961	2,353	3,742	1,961	3,742
Total Nextel platform	6,246	7,016	9,408	6,246	9,408

Total retail postpaid end of period subscribers	33,014	32,853	33,112	33,014	33,112
Total retail prepaid end of period subscribers (c)	14,789	14,282	12,277	14,789	12,277
Total wholesale and affiliate end of period subscribers (c)	7,218	6,264	4,521	7,218	4,521
Total End of Period Subscribers	55,021	53,399	49,910	55,021	49,910

ARPU (d)
Sprint platform:
Postpaid	$61.22	$60.20	$57.53	$59.76	$57.01
Prepaid	$25.16	$25.35	$24.16	$25.43	$21.64
Nextel platform:
Postpaid	$41.91	$42.78	$44.74	$43.25	$46.32
Prepaid	$34.91	$35.62	$35.07	$35.17	$35.32

Total retail postpaid ARPU	$58.59	$57.65	$55.26	$57.27	$54.94
Total retail prepaid ARPU	$26.62	$27.19	$27.95	$27.40	$27.76

Churn
Sprint platform:
Postpaid	1.99%	1.91%	1.84%	1.85%	1.93%
Prepaid	3.07%	3.43%	3.63%	3.28%	4.30%
Nextel platform:
Postpaid	1.89%	1.91%	1.93%	1.92%	2.03%
Prepaid	7.18%	7.02%	7.37%	7.10%	6.73%

Total retail postpaid churn	1.98%	1.91%	1.86%	1.86%	1.95%
Total retail prepaid churn	3.68%	4.07%	4.93%	4.05%	5.39%
(a) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers with PowerSource devices, and those utilizing WiMax technology. Postpaid subscribers on the Nextel platform are defined as retail postpaid subscribers on the iDEN network.
(b) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers who utilize CDMA technology via our multi-brand offerings. Prepaid subscribers on the Nextel platform are defined as retail prepaid subscribers who utilize iDEN technology via our multi-brand offerings.
(c) End of period subscribers reflect the sale and transfer of 49,000 subscribers which are not included in net additions, in the third quarter 2010, from Sprint platform retail prepaid to Wholesale and affiliate prospectively from the date of sale.
(d) ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers.

TABLE NO. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	December 31, 2011	December 31, 2010	% r	December 31, 2011	December 31, 2010	% r
Net operating revenues	$7,920	$7,360	8%	$30,301	$28,597	6%
Adjusted OIBDA*	$668	$1,046	(36) %	$4,267	$4,531	(6) %
Adjusted OIBDA margin*	9.5%	16.0%		15.6%	17.5%
Capital Expenditures (2)	$774	$473	64%	$2,416	$1,444	67%

Wireless Service Revenues

•
Wireless retail service revenues of $6.9 billion for the quarter represent an increase of more than 7 percent compared to the fourth quarter of 2010 and more than 1 percent compared to the third quarter of 2011. The quarterly year-over-year improvement was primarily due to higher postpaid ARPU as well as an increased number of net prepaid subscribers as a result of additional market launches of Assurance WirelessSM and growth of the Virgin Mobile brand, partially offset by lower prepaid ARPU. Sequentially, wireless retail service revenues increased, primarily as a result of higher postpaid ARPU.

•
Wireless postpaid ARPU increased year-over-year from $55.26 to $58.59, the largest year-over-year postpaid ARPU growth in the company's history, while sequentially ARPU increased from $57.65 to $58.59. Quarterly year-over-year and sequential ARPU benefited from higher monthly recurring revenues primarily as a result of the premium data add-on charges for smartphones.

•
Prepaid ARPU of $26.62 for the quarter declined from $27.95 in the fourth quarter of 2010 and from $27.19 in the third quarter of 2011. The decline in both year-over-year and sequential periods is a result of a greater mix of Assurance WirelessSM customers who on average have lower ARPU than the remainder of our prepaid subscriber base, partially offset by improvements in Boost ARPU.

•
Quarterly wholesale, affiliate and other revenues increased by $12 million, compared to the year-ago period, and increased by $10 million sequentially, resulting primarily from growth in MVNOs reselling prepaid services.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total wireless net operating expenses were $8.4 billion in the fourth quarter, compared to $7.6 billion in the year-ago period and $7.4 billion in the third quarter of 2011.

•
Wireless equipment net subsidy in the fourth quarter was approximately $1.7 billion (equipment revenue of $910 million, less cost of products of $2.6 billion), compared to almost $1.2 billion in the year-ago period and in the third quarter of 2011. The quarterly year-over-year and sequential increase in net subsidy is primarily due to the launch of the iPhone 4 and iPhone 4S, which on average carry a higher subsidy rate per handset as compared to other handsets.

•
Wireless cost of service increased approximately 12 percent year-over-year primarily due to higher 4G data usage, Network Vision related expenses and higher service and repair costs as a growing percentage of our customer base is on smartphones. Wireless cost of service declined by nearly 2 percent sequentially, primarily due to seasonally lower data roaming expense and lower service and repair costs.

•
Wireless SG&A expenses increased approximately 3 percent year-over-year and 6 percent sequentially. Quarterly year-over-year SG&A expenses increased primarily due to higher selling and bad debt expenses, partially offset by lower marketing costs. Sequentially, SG&A expenses increased primarily as a result of higher sales and bad debt expenses. Sales expenses year-over-year and sequentially increased primarily due to iPhone point-of sale discounts (subsidy) for devices directly sold by the manufacturer to indirect dealers, in which Sprint does not take device title, as well as higher gross additions. Bad debt expense was $186 million in the fourth quarter of 2011, representing an increase for quarterly year-over-year and sequential periods by $75 million and $22 million, respectively, driven primarily by an increase in the agings of accounts receivable outstanding combined with a higher average write-off per account.

•
Wireless depreciation and amortization expense decreased $179 million year-over-year, primarily due to the absence of amortization for customer relationship intangible assets related to previous acquisitions, which have become fully amortized, as well as a decrease due to the replacement rate of fully depreciated assets, partially offset by a fourth quarter increase related to a reduction in estimated useful lives of certain assets.

•
Wireless Adjusted OIBDA* of $668 million in the fourth quarter of 2011 compares to $1 billion in the fourth quarter of 2010 and $1.2 billion in the third quarter of 2011. The quarterly year-over-year decline in Adjusted OIBDA* was primarily due to higher equipment net subsidy and sales expense primarily associated with iPhone sales, and higher cost of service, partially offset by higher postpaid and prepaid wireless service revenues and lower marketing costs. Sequentially, quarterly Adjusted OIBDA* declined primarily as a result of higher equipment net subsidy and sales expense primarily associated with iPhone sales, partially offset by higher postpaid wireless service revenues and lower wireless cost of service.

WIRELINE RESULTS

TABLE NO. 4 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	December 31, 2011	December 31, 2010	% r	December 31, 2011	December 31, 2010	% r
Net operating revenues	$1,054	$1,226	(14) %	$4,326	$5,040	(14) %
Adjusted OIBDA*	$178	$267	(33) %	$800	$1,090	(27) %
Adjusted OIBDA margin*	16.9%	21.8%		18.5%	21.6%
Capital Expenditures (2)	$34	$67	(49) %	$158	$231	(32) %

•
Wireline revenues of $1.1 billion for the quarter declined 14 percent year-over-year primarily as a result of a reduction in intercompany rate, based on market prices, for voice and IP services sold to the wireless segment and the scheduled migration of wholesale cable VoIP customers off of Sprint's IP platform. Sequentially, fourth quarter wireline revenues declined less than 1 percent.

•
Total wireline net operating expenses were almost $1 billion in the fourth quarter of 2011. Net operating expenses declined approximately 9 percent year-over-year due to lower cost of service from continued declines in voice and cable IP volumes, improvement in SG&A expenses and lower depreciation expenses. Sequentially, fourth quarter net operating expenses increased by less than 1 percent.

•
Wireline Adjusted OIBDA* was $178 million for the quarter, compared to $267 million in the fourth quarter of 2010 and $184 million reported for the third quarter of 2011. Quarterly wireline Adjusted OIBDA* declined year-over-year as a result of lower revenues, partially offset by cost reductions. Sequentially, quarterly wireline Adjusted OIBDA* declined as a result of lower revenues.

Forecast

The company expects 2012 Adjusted OIBDA* to be between $3.7 billion and $3.9 billion. Within that Adjusted OIBDA* expectation, we anticipate full year consolidated net service revenue growth of 4 to 6 percent. Sprint expects full year capital expenditures of approximately $6 billion in 2012, excluding capitalized interest.

Sprint Nextel Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

TABLE NO. 5
	Quarter To Date			Year To Date
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net Operating Revenues	$8,722	$8,333	$8,301	$33,679	$32,563
Net Operating Expenses
Cost of services	2,788	2,835	2,557	10,958	10,527
Cost of products	2,631	1,776	2,011	8,057	6,965
Selling, general and administrative	2,461	2,320	2,418	9,592	9,438
Depreciation	1,098	1,114	1,234	4,455	5,074
Amortization	76	80	152	403	1,174
Other, net	106	—	68	106	(20)
Total net operating expenses	9,160	8,125	8,440	33,571	33,158
Operating (Loss) Income	(438)	208	(139)	108	(595)
Interest expense	(287)	(236)	(350)	(1,011)	(1,464)
Equity in losses of unconsolidated investments and other, net (3)	(472)	(261)	(445)	(1,733)	(1,240)
Loss before Income Taxes	(1,197)	(289)	(934)	(2,636)	(3,299)
Income tax expense	(106)	(12)	5	(254)	(166)
Net Loss (1)	$(1,303)	$(301)	$(929)	$(2,890)	$(3,465)
Basic and Diluted Loss Per Common Share (1)	$(0.43)	$(0.10)	$(0.31)	$(0.96)	$(1.16)
Weighted Average Common Shares outstanding	2,997	2,996	2,991	2,995	2,988
Effective Tax Rate	-8.9%	-4.2%	0.5%	-9.6%	-5.0%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED OIBDA* (Unaudited)
(Millions)

TABLE NO. 6
	Quarter To Date			Year To Date
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net Loss (1)	$(1,303)	$(301)	$(929)	$(2,890)	$(3,465)
Income tax expense	(106)	(12)	5	(254)	(166)
Loss before Income Taxes	(1,197)	(289)	(934)	(2,636)	(3,299)
Depreciation	1,098	1,114	1,234	4,455	5,074
Amortization	76	80	152	403	1,174
Interest expense	287	236	350	1,011	1,464
Equity in losses of unconsolidated investments and other, net (3)	472	261	445	1,733	1,240
OIBDA*	736	1,402	1,247	4,966	5,653
Severance and exit costs (4)	28	—	12	28	8
Gains from asset dispositions and exchanges (5)	—	—	(69)	—	(69)
Asset impairments and abandonments	78	—	125	78	125
Access costs (6)	—	—	—	—	(84)
Adjusted OIBDA*	842	1,402	1,315	5,072	5,633
Capital expenditures (2)	900	760	608	2,855	1,926
Adjusted OIBDA* less Capex	$(58)	$642	$707	$2,217	$3,707
Adjusted OIBDA Margin*	10.8%	18.2%	17.6%	16.5%	18.9%
Selected item:
Deferred tax asset valuation allowance	569	121	386	1,223	1,418

Sprint Nextel Corporation
WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

TABLE NO. 7
	Quarter To Date			Year To Date
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net Operating Revenues
Retail service revenue
Postpaid
Sprint platform (a)	$5,217	$5,071	$4,685	$20,052	$18,339
Nextel platform (a)	563	618	788	2,582	3,582
Total postpaid	5,780	5,689	5,473	22,634	21,921
Prepaid
Sprint platform (b)	929	878	561	3,325	1,617
Nextel platform (b)	227	269	434	1,170	2,139
Total prepaid	1,156	1,147	995	4,495	3,756
Total retail service revenue	6,936	6,836	6,468	27,129	25,677
Wholesale, affiliate and other service revenue	74	64	62	261	217
Equipment revenue	910	616	830	2,911	2,703
Total net operating revenues	7,920	7,516	7,360	30,301	28,597
Net Operating Expenses
Cost of services	2,291	2,332	2,038	8,907	8,288
Cost of products	2,631	1,776	2,011	8,057	6,965
Selling, general and administrative	2,330	2,194	2,265	9,070	8,813
Depreciation	988	1,006	1,100	4,024	4,533
Amortization	82	77	149	401	1,164
Other, net	98	—	64	98	63
Total net operating expenses	8,420	7,385	7,627	30,557	29,826
Operating (Loss) Income	$(500)	$131	$(267)	$(256)	$(1,229)
(a) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers with PowerSource devices, and those utilizing WiMax technology. Postpaid subscribers on the Nextel platform are defined as retail postpaid subscribers on the iDEN network.
(b) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers who utilize CDMA technology via our multi-brand offerings. Prepaid subscribers on the Nextel platform are defined as retail prepaid subscribers who utilize iDEN technology via our multi-brand offerings.

NON-GAAP RECONCILIATION	Quarter To Date			Year To Date
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Operating (Loss) Income	$(500)	$131	$(267)	$(256)	$(1,229)
Severance and exit costs (4)	25	—	12	25	11
Gains from asset dispositions and exchanges (5)	—	—	(69)	—	(69)
Asset impairments and abandonments	73	—	121	73	121
Depreciation	988	1,006	1,100	4,024	4,533
Amortization	82	77	149	401	1,164
Adjusted OIBDA*	668	1,214	1,046	4,267	4,531
Capital expenditures (2)	774	647	473	2,416	1,444
Adjusted OIBDA* less Capex	$(106)	$567	$573	$1,851	$3,087
Adjusted OIBDA Margin*	9.5%	17.6%	16.0%	15.6%	17.5%

Sprint Nextel Corporation
WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

TABLE NO. 8
	Quarter To Date			Year To Date
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net Operating Revenues
Voice	$475	$474	$542	$1,915	$2,249
Data	103	124	123	460	519
Internet	459	447	535	1,878	2,175
Other	17	17	26	73	97
Total net operating revenues	1,054	1,062	1,226	4,326	5,040
Net Operating Expenses
Cost of services and products	748	751	804	3,005	3,319
Selling, general and administrative	128	127	155	521	631
Depreciation	109	108	135	431	543
Other, net	9	—	4	9	(83)
Total net operating expenses	994	986	1,098	3,966	4,410
Operating Income	$60	$76	$128	$360	$630

NON-GAAP RECONCILIATION	Quarter To Date			Year To Date
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Operating Income	$60	$76	$128	$360	$630
Severance and exit costs (4)	3	—	—	3	(3)
Asset impairments and abandonments	6	—	4	6	4
Access costs (6)	—	—	—	—	(84)
Depreciation	109	108	135	431	543
Adjusted OIBDA*	178	184	267	800	1,090
Capital expenditures (2)	34	36	67	158	231
Adjusted OIBDA* less Capex	$144	$148	$200	$642	$859
Adjusted OIBDA Margin*	16.9%	17.3%	21.8%	18.5%	21.6%

Sprint Nextel Corporation
CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

TABLE NO. 9	Year to Date
	December 31, 2011	December 31, 2010
Operating Activities
Net loss	$(2,890)	$(3,465)
Asset impairments	78	125
Depreciation and amortization	4,858	6,248
Provision for losses on accounts receivable	559	430
Share-based compensation expense	73	70
Deferred income taxes	231	230
Equity in losses of unconsolidated investments and other, net (3)	1,733	1,240
Gains from asset dispositions and exchanges	—	(69)
Contribution to pension plan	(136)	—
Other working capital changes, net	(877)	94
Other, net	62	(88)
Net cash provided by operating activities	3,691	4,815
Investing Activities
Capital expenditures	(3,130)	(1,935)
Expenditures relating to FCC licenses	(258)	(459)
Reimbursements relating to FCC licenses (7)	135	—
Change in short-term investments, net	150	(195)
Investment in Clearwire	(331)	(58)
Other, net	(9)	91
Net cash used in investing activities	(3,443)	(2,556)
Financing Activities
Proceeds from debt and financings	4,000	—
Debt financing costs	(86)	(51)
Repayments of debt and capital lease obligations	(3,906)	(862)
Other, net	18	8
Net cash provided by (used in) financing activities	26	(905)
Net Increase in Cash and Cash Equivalents	274	1,354
Cash and Cash Equivalents, beginning of period	5,173	3,819
Cash and Cash Equivalents, end of period	$5,447	$5,173

RECONCILIATION TO FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

TABLE NO. 10
	Quarter Ended			Year To Date
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net Cash Provided by Operating Activities	$1,089	$608	$1,467	$3,691	$4,815
Capital expenditures	(909)	(818)	(523)	(3,130)	(1,935)
Expenditures relating to FCC licenses (7)	76	(71)	(103)	(123)	(459)
Other investing activities, net	1	8	72	(9)	91
Free Cash Flow*	257	(273)	913	429	2,512
Debt financing costs	(83)	—	—	(86)	(51)
Increase (decrease) in debt and other, net	1,749	(2)	(107)	94	(862)
Investment in Clearwire	(331)	—	—	(331)	(58)
Other financing activities, net	4	5	1	18	8
Net Increase (Decrease) in Cash, Cash Equivalents and
Short-Term Investments	$1,596	$(270)	$807	$124	$1,549

Sprint Nextel Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

TABLE NO. 11
	December 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$5,447	$5,173
Short-term investments	150	300
Accounts and notes receivable, net	3,206	3,036
Device and accessory inventory	913	670
Deferred tax assets	130	185
Prepaid expenses and other current assets	491	516
Total current assets	10,337	9,880
Investments and other assets	2,609	3,856
Property, plant and equipment, net	14,009	15,214
Goodwill	359	359
FCC licenses and other	20,453	20,336
Definite-lived intangible assets, net	1,616	2,009
Total	$49,383	$51,654
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$2,495	$2,662
Accrued expenses and other current liabilities	3,996	3,573
Current portion of long-term debt, financing and capital lease obligations	8	1,656
Total current liabilities	6,499	7,891
Long-term debt, financing and capital lease obligations	20,266	18,535
Deferred tax liabilities	6,986	6,802
Other liabilities	4,205	3,880
Total liabilities	37,956	37,108
Shareholders' equity
Common shares	5,992	6,016
Paid-in capital	46,716	46,841
Treasury shares, at cost	—	(227)
Accumulated deficit	(40,489)	(37,582)
Accumulated other comprehensive loss	(792)	(502)
Total shareholders' equity	11,427	14,546
Total	$49,383	$51,654

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

TABLE NO. 12
	December 31, 2011	December 31, 2010
Total Debt	$20,274	$20,191
Less: Cash and cash equivalents	(5,447)	(5,173)
Less: Short-term investments	(150)	(300)
Net Debt*	$14,677	$14,718

Sprint Nextel Corporation
SCHEDULE OF DEBT (Unaudited)
(Millions)

TABLE NO. 13
			December 31, 2011
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility (tranche 2)	5.298%	12/15/2015	$500
6% Notes due 2016	6.000%	12/01/2016	2,000
8.375% Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
11.5% Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
Sprint Nextel Corporation			8,000
Sprint Capital Corporation
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204
Nextel Communications Inc.
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137
Nextel Communications Inc.			4,780
iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.554%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.679%	05/01/2014	181
iPCS Inc.			481
Tower financing obligation	9.500%	01/15/2030	698
Capital lease obligations and other		2014 - 2022	71
TOTAL PRINCIPAL			20,234
Net premiums			40
TOTAL DEBT			$20,274

Sprint Nextel Corporation
RECONCILIATION OF RETAIL POSTPAID NET ADDITIONS (LOSSES)
TO ADJUSTED SPRINT PLATFORM POSTPAID NET ADDITIONS
(Thousands)

TABLE NO. 14
	Quarter To Date			Year To Date
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Retail postpaid net additions (losses)	161	(44)	58	(98)	(855)
Less: Nextel platform net losses	(378)	(309)	(395)	(1,381)	(1,589)
Sprint platform net additions	539	265	453	1,283	734
Less adjustments:
Nextel PowerSource	(33)	(39)	(66)	(178)	(352)
Helio	—	—	—	—	(83)
Adjusted Sprint platform net additions	572	304	519	1,461	1,169

Sprint Nextel Corporation
NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1) Results include pre-tax, non-cash equity in losses of unconsolidated investments and other, net of $.16 per share, $.09 per share and $.58 per share in the fourth and third quarters and year-to-date periods of 2011, respectively, and $.15 per share and $.41 per share in the fourth quarter and year-to-date periods of 2010.
(2) Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures for each of the quarters in 2011, respectively, includes $99 million, $102 million, $103 million, and $109 million of total capitalized interest and can be found in the condensed consolidated cash flow information on Table No. 9 and the reconciliation to Free Cash Flow* on Table No. 10.
(3) The fourth quarter 2011 includes a non-cash impairment of $135 million to reflect a reduction of our investment in Clearwire to its estimated fair value, and a dilution loss of approximately $27 million associated with the fourth quarter reduction of Sprint's economic interest from 53.5% to 51.5% as a result of Clearwire's fourth quarter 2011 equity offering.
(4) Severance and exit costs are primarily related to work force reductions, lease termination charges, and organizational realignment initiatives.
(5) For the year ended December 31, 2010, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.
(6) Favorable developments during the second quarter of 2010 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $84 million.
(7) $135 million in reimbursements were received in the fourth quarter of 2011 from the mobile satellite service (MSS) entrants for their pro rata share of our costs of clearing a portion of the 1.9 GHz spectrum related to spectrum reconfiguration under FCC's Report and Order.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation and amortization. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words "estimate," "project," "forecast," "intend," "expect," "believe," "target," "providing guidance" and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•	the ability of our competitors to offer products and services at lower prices due to lower cost structures;

•
the effects of vigorous competition in a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the impact of subsidy costs; the impact of increased purchase commitments; the overall demand for our service offerings, including the impact of decisions of new or existing subscribers between our postpaid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•
the ability to generate sufficient cash flow to fully implement our network modernization plan, Network Vision, to improve and enhance our networks and service offerings, improve our operating margins, implement our business strategies and provide competitive new technologies;

•	the effective implementation of Network Vision, including timing, execution, technologies, and costs;

•	our ability to migrate subscribers off the Nextel platform and mitigate related increases in churn;

•	our ability to access additional spectrum, including through spectrum hosting arrangements;

•	changes in available technology and the effects of such changes, including product substitutions and deployment costs;

•	our ability to obtain additional financing on terms acceptable to us, or at all;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•
the impact of unrelated parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide devices or infrastructure equipment for our networks;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire and its ability to build, operate, and maintain its 4G network, including an LTE network;

•	our ability to access Clearwire's spectrum;

•	the compatibility of Sprint's LTE network with Clearwire's LTE network;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs or potential customer impacts of compliance with regulatory mandates including, but not limited to, compliance with the FCC's Report and Order to reconfigure the 800 MHz band;

•	equipment failure, natural disasters, terrorist acts or other breaches of network or information technology security;

•
one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•
other risks referenced from time to time in our filings with the Securities and Exchange Commission, including Part II, Item 1A “Risk Factors” of our quarterly report on Form 10-Q for the quarter ended Sept. 30, 2011 and, when filed in Part I, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended Dec. 31, 2011.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

Clearwire's fourth quarter 2011 results from operations have not yet been finalized. As a result, the amount reflected for Sprint's share of Clearwire's results of operations for the quarter ended Dec. 31, 2011, is an estimate and, based upon the finalization of Clearwire's results, may need to be revised if our estimate materially differs from Clearwire's actual results. Changes in our estimate, if any, would affect the carrying value of our investment in Clearwire, net loss and basic and diluted loss per common share but would have no effect on Sprint's operating income, OIBDA*, Adjusted OIBDA* or consolidated statement of cash flows.

About Sprint Nextel
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 55 million customers at the end of 2011 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Newsweek ranked Sprint No. 3 in its 2011 Green Rankings, listing it as one of the nation's greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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